Exhibit 11


Westamerica Bancorporation
Computation of Earnings Per Share on Common and Common Equivalent Shares and on Common
Shares Assuming Full Dilution


                                              Three months ended,
                                                  March 31,
                                                 1994          1993

Weighted average number of common shares
  outstanding                               8,072,659     8,017,534
Assumed exercise of certain options            74,107        72,883
                                           ----------    ----------
                                            8,146,766     8,090,417
                                           ==========    ==========
Net income (in thousands)                      $5,995        $3,020


Fully-diluted earnings per share                $0.74         $0.37
                                           ==========    ==========

Primary earnings per share                      $0.74         $0.38
                                           ==========    ==========